Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-210907 on Form S-8 and Registration Statement No. 333-237645 on Form S-3ASR of our reports dated January 28, 2022, relating to the financial statements and financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2021.

/s/ Deloitte & Touche LLP

Miami, Florida
January 28, 2022